   As filed with the Securities and Exchange Commission on November 25, 1998.
                                                  Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            NOBLE INTERNATIONAL, LTD.
             (Exact name of registrant as specified in its charter)


           Michigan                                     38-3139487
 (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                   Identification No.)

                     33 Bloomfield Hills Parkway, Suite 155
                        Bloomfield Hills, Michigan 48304
                                 (248) 433-3093
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Michael C. Azar, Esq.
                                 General Counsel
                     33 Bloomfield Hills Parkway, Suite 155
                        Bloomfield Hills, Michigan 48304
                                 (248) 433-3093
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                           Teresa Tormey Fineman, Esq.
                        Oppenheimer Wolff & Donnelly LLP
                       500 Newport Center Drive, Suite 700
                         Newport Beach, California 92660
                                 (949) 719-6000

        Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of this Registration Statement

                                 ---------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

              ----------------------------------------------------


                         CALCULATION OF REGISTRATION FEE

================================================================================================
                                                 PROPOSED         PROPOSED
  TITLE OF EACH CLASS OF     AMOUNT TO BE        MAXIMUM           MAXIMUM          AMOUNT OF
     SECURITIES TO BE        REGISTERED(1)    OFFERING PRICE      AGGREGATE     REGISTRATION FEE
        REGISTERED                             PER UNIT(2)        OFFERING
                                                                  PRICE(2)
------------------------------------------------------------------------------------------------
Common Stock,
no par value per share     2,111,580 shares       $8.50          $17,948,430         $4,990
================================================================================================


(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices of registrant's Common Stock reported on the American Stock Exchange on November 18, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
(SUBJECT TO COMPLETION DATED NOVEMBER 25, 1998)

                            NOBLE INTERNATIONAL, LTD.

                                     [LOGO]

                                2,111,580 SHARES
                                 OF COMMON STOCK

                             -----------------------


        This Prospectus relates to shares of Common Stock of Noble International, Ltd. that may be offered for sale for the account of certain shareholders identified herein. Up to 2,111,580 shares of our Common Stock are being registered, of which 1,919,404 shares will be issued and sold only upon the exercise of certain Warrants or conversion of certain Debentures and Preferred Stock. No period of time has been fixed within which the shares covered by this Prospectus may be offered or sold.

        The selling shareholders may sell all or any portion of their shares of Common Stock in one or more transactions on the American Stock Exchange or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. We will not receive any of the proceeds from the sale of the shares of Common Stock by the selling shareholders. However, we may receive proceeds from the exercise of the Warrants.

        On November 18, 1998, there were 7,156,825 shares of Common Stock outstanding. The Common Stock is listed on the American Stock Exchange and traded under the symbol "NIL." On November 18, 1998, the last reported sale price of the Common Stock was $8.50 per share.

        We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus and any amendments or supplements carefully before you make your investment decision.

                             -----------------------

              THE SHARES OF COMMON STOCK OFFERED OR SOLD UNDER THIS
               PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                          FACTORS" BEGINNING AT PAGE 5.

                             -----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------


                The date of this Prospectus is __________, 1998.

        WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY SUPPLEMENTAL INFORMATION OR TO MAKE ANY REPRESENTATIONS FOR US. YOU SHOULD NOT RELY UPON ANY INFORMATION ABOUT OUR COMPANY THAT IS NOT CONTAINED IN THIS PROSPECTUS OR IN ONE OF OUR PUBLIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AND INCORPORATED INTO THIS PROSPECTUS. INFORMATION CONTAINED IN THIS PROSPECTUS OR IN OUR PUBLIC REPORTS MAY BECOME STALE. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.


                                TABLE OF CONTENTS


AVAILABLE INFORMATION........................................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................................3

NOBLE........................................................................................4

FORWARD LOOKING STATEMENTS...................................................................4

RISK FACTORS.................................................................................5

USE OF PROCEEDS..............................................................................9

SELLING SHAREHOLDERS.........................................................................9

PLAN OF DISTRIBUTION........................................................................12

LEGAL MATTERS...............................................................................12

EXPERTS.....................................................................................12




IN THIS PROSPECTUS, "NOBLE," "COMPANY," "WE," "US," AND "OUR" REFER TO NOBLE INTERNATIONAL, LTD.

                              AVAILABLE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain reports, proxy and information statements, and other information regarding issuers (including the Company) may be found. In addition, such material concerning the Company may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

        This Prospectus is part of a registration statement filed with the SEC. The registration statement contains more information than this Prospectus regarding the Company and its Common Stock, including certain exhibits filed. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate" into this Prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.


            *  Annual Report on form 10-K for the year ended December 31, 1997

            * Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998

            * Current Reports on Form 8-K dated January 6, 1998, August 10, 1998 (as amended October 7, 1998), and October 16, 1998

            *  Definitive Proxy Statement on Schedule 14A dated March 18, 1998

            * The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed November 6, 1997


        We will provide without charge to each person, including any beneficial owner of Common Stock, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to:

               Noble International, Ltd.
               33 Bloomfield Hills Parkway, Suite 155
               Bloomfield Hills, Michigan 48304
               Attention: Michael C. Azar, Secretary
               Telephone (248) 433-3093

                                      NOBLE

        Noble International, Ltd. is a leading supplier of automotive components, component assemblies and value-added services to the automotive industry. Our customers include automobile manufacturers, such as Daimler Chrysler AG, Ford Motor Company and General Motors Corporation (which are sometimes referred to in this Prospectus as "OEMs"), as well as other companies which are suppliers to automobile manufacturers (sometimes referred to as "Tier I" suppliers).

        We believe that the Company is one of the few suppliers to Tier I companies, or "Tier II" suppliers, to provide integrated manufacturing, design, planning, engineering and other value-added services to our customers.

        Our primary operations include:

            *  laser welding of automotive tailored blanks

            *  laser welding and cutting of automotive components

            *  steel blanking and slitting

            *  progressive die stamping of metal automotive components

            *  injection molding of plastic automotive components

            * painting and coating of interior and exterior automotive components

            *  design, engineering and assembly of glovebox latches

        Our principal executive offices of the Company are located at 33 Bloomfield Hills Parkway, Suite 155, Bloomfield Hills, Michigan 48304, and our telephone number is (248) 433-3093.

                           FORWARD LOOKING STATEMENTS

        This Prospectus contains and incorporates by reference forward-looking statements which reflect our current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in such statements. The words "believe," "expect," "anticipate," "project," and similar expressions identify "forward-looking statements" which speak only as of the date of the statement made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

        You should consider carefully the following risk factors, as well as the other information contained in this Prospectus, in evaluating an investment in the Company's Common Stock.

SUBSTANTIAL OUTSTANDING INDEBTEDNESS

        In order to finance our operations, including costs related to the consummation of various acquisitions, we have incurred substantial indebtedness. Our credit facilities are secured by substantially all of our assets as well as the assets of our subsidiaries. In addition to certain financial covenants, our credit facilities restrict our ability to incur additional indebtedness, pledge assets, declare dividends or make distributions to shareholders. As of the date of this Prospectus, we are in compliance with all of the terms of our credit facilities. There can be no assurance, however, that we will be able to comply with the terms of our credit facilities in the future.

DEBT SERVICE OBLIGATIONS

        Our business is subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments. Our ability to satisfy outstanding debt obligations from cash flow will be dependent upon our future performance and will be subject to financial, business and other factors, many of which may be beyond our control. In the event that we do not have sufficient cash resources to satisfy our repayment obligations, we will be in default, which would have a material adverse effect on our business. To the extent that we are required to use cash resources to satisfy interest payments to the holders of outstanding debt obligations, we will have less resources available for other purposes.

RELIANCE ON MAJOR CUSTOMERS

        Sales to the automotive industry account for the substantial majority of our sales. In addition, our sales are highly concentrated among a few major OEMs. Thus, the loss of any of our significant customers could have a material adverse effect on our business. As is typical in the automotive supply industry, we have no long-term contracts with any of our customers. Our customers provide annual estimates of their requirements, however, sales are made on a short-term purchase order basis. There is substantial and continuing pressure from the major OEMs and Tier I suppliers to reduce costs, including the cost of products purchased from outside suppliers. If in the future we are unable to generate sufficient production cost savings to offset price reductions, our gross margins could be adversely affected.

LIMITED CONSOLIDATED OPERATING HISTORY

        We have a limited consolidated operating history with regard to a significant portion of our operations. Our historical results of operations for 1997 and 1998 do not include all of the results of operations of significant businesses acquired in November 1997, July 1998 and October 1998. As a result, such data is not necessarily indicative of the results that would have been achieved if all of the businesses acquired had been operated on an integrated basis or of the results that may be realized on a consolidated basis in the future.

RISKS RELATING TO ACQUISITIONS

        The automotive component supply industry is undergoing consolidation as OEMs and Tier I suppliers seek to reduce both their costs and their supplier base. Future acquisitions may be made in order to enable us to expand into new geographic markets, add new customers, provide new products, expand manufacturing and service capabilities and increase automotive model penetration with existing customers. Integration of the recent acquisitions, or any future acquisitions, may place a strain upon our financial and managerial resources. The full benefits of our acquisitions will require: (i) the integration of administrative, finance, purchasing, engineering, sales and marketing organizations; (ii) the coordination of production efforts; and (iii) the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that we will be able to integrate these operations successfully. If we fail to successfully integrate an acquired business, our business could be harmed.

FAILURE TO OBTAIN BUSINESS ON NEW AND REDESIGNED MODEL INTRODUCTIONS

        Our product lines are subject to change as our customers, including both OEMs and Tier I suppliers, introduce new or redesigned products. We compete for new business both at the beginning of the development phase of new vehicle models, which generally begins two to five years prior to the marketing of such models to the public, and upon the redesign of existing models. Our failure to obtain business on new models, or to retain or increase business on redesigned existing models, would adversely affect our business.

DEPENDENCE ON CONTINUOUS IMPROVEMENT OF PRODUCTION TECHNOLOGIES

        Our ability to continue to meet customer demands with respect to performance, cost, quality and service will depend, in part, upon our ability to remain technologically competitive with our production processes. The investment of significant additional capital or other resources may be required to meet this continuing challenge. Our inability to improve our production technologies could have a material adverse effect on our business.

DESIGN AND ENGINEERING RESOURCES

        OEMs and Tier I suppliers are increasingly requiring their suppliers to provide more design and engineering input at earlier stages in the product development process. The direct costs of design and engineering are generally borne by our customers. However, we bear the indirect cost associated with the allocation of limited design and engineering resources to such product development projects. Despite our up-front dedication of design and engineering resources, our customers are under no obligation to order the subject components or systems from us following their development. In addition, when we deem it strategically advisable, we may also bear the direct up-front design and engineering costs as well. There can be no assurance that our dedication of design and engineering resources, or up-front design and engineering expenditures, will not have a material adverse effect on our financial condition or results of operations.

INDUSTRY CYCLICALITY AND SEASONALITY

        The automotive industry is highly cyclical and dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact our business. In addition, the automotive component supply industry is somewhat seasonal. Revenue and operating income generally increase during the second calendar quarter of each year as a result of the automotive industry's spring selling season, which is the peak sales and production period of the year. Revenue and operating income generally decreases during July and December of each year as a result of scheduled OEM plant shut-downs for vacations and holidays, as well as changeovers in production lines for new model years.

RISK OF LABOR INTERRUPTIONS

        Substantially all of the hourly employees of the OEMs and many Tier I suppliers are represented by labor unions and work pursuant to collective bargaining agreements. The failure of any of our significant customers to reach agreement with a labor union on a timely basis, resulting in either a work stoppage or strike, could have a material adverse effect on our business. The production workers at our Canadian injection molded plastics plant are represented by a union. This plant has never been subject to a strike, lockout or other major work stoppage. The current collective bargaining agreement with these production workers expires on February 4, 2000. In addition, the production workers at our Ohio and Indiana steel processing facilities are represented by a union. These plants have also never been subject to a strike, lockout or other major work stoppage. The current collective bargaining agreements with these production workers expire in June 1999, June 2000 and December 2000.

COMPETITION

        The automotive component supply is highly competitive. Competition in the sale of our products is primarily based on engineering, product design, process capability, quality, cost, delivery and responsiveness. Many of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources. There can be no assurance that our products will be able to compete successfully with the products of these other companies.

PRODUCT LIABILITY EXPOSURE

        We face an inherent business risk of exposure to product liability claims if the failure of one of our products results in personal injury or death. There can be no assurance that material product liability losses will not occur in the future. In addition, if any of our products prove to be defective, we may be required to participate in a recall involving such products. We maintain insurance against product liability claims, but there can be no assurance that such coverage will be adequate or will continue to be available to us on acceptable terms or at all. A successful claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall could have a material adverse effect on our business.

IMPACT OF ENVIRONMENTAL REGULATION

        We are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. We cannot assure that we will always be in complete compliance with all such requirements. We have made and will continue to make expenditures to comply with environmental requirements. If a release of hazardous substances occurs on or from our properties or from any of our disposals at offsite disposal locations, or if contamination is discovered at any of our current or former properties, we may be held liable, and the amount of such liability could be material.

DEPENDENCE ON KEY PERSONNEL

        Our business is greatly dependent on the efforts and abilities of Robert
J. Skandalaris, our Chief Executive Officer, Lloyd P. Jones, III, our President, and our other executive officers. We have an employment agreement with Mr. Skandalaris. We do not, however, have employment agreements with Mr. Jones or any of our other executive officers. We do not maintain key-person life insurance on our executives. The loss of the services of Mr. Skandalaris could have a material adverse effect on our business.

CONTROL BY EXISTING SHAREHOLDERS

        Robert J. Skandalaris owns and/or controls approximately 43.4% of the outstanding Common Stock. As a result, Mr. Skandalaris is able to exert significant influence over the outcome of all matters submitted to a vote of the shareholders, including the election of directors, amendments to our Articles of Incorporation and approval of significant corporate transactions. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control that might be beneficial to other shareholders.

ANTI-TAKEOVER PROVISIONS

        Certain provisions of our Articles of Incorporation and Bylaws may inhibit changes in control of the Company not approved by our Board of Directors. These provisions include: (i) a prohibition on shareholder action through written consents; (ii) a requirement that special meetings of shareholders be called only by the Board of Directors; (iii) advance notice requirements for shareholder proposals and nominations; (iv) limitations on the ability of shareholders to amend, alter or repeal the Bylaws; and (v) the authority of the Board of Directors to issue, without shareholder approval, preferred stock with such terms as the Board of Directors may determine. The Company will also be afforded the protections of Sections 790 through 799 of the Michigan Business Corporation Act, which could have similar effects.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

        We recently expanded our presence internationally through the acquisition of two operating subsidiaries in Ontario, Canada. Our business strategy includes the continued expansion of international operations. As we expand our international operations, we will increasingly be subject to the risks associated with such operations, including: (i) fluctuations in currency exchange rates, (ii) compliance with local laws and other regulatory requirements, (iii) restrictions on the repatriation of funds, (iv) inflationary conditions, (v) political and economic instability, (vi) war or other hostilities, (vii) overlap of tax structures, and (viii) expropriation or nationalization of assets. The inability to effectively manage these and other risks could adversely affect our business.

DIVIDEND POLICY

        We currently intend to retain any earnings to support our growth strategy and do not anticipate paying dividends in the foreseeable future. As a holding company, our ability to pay dividends in the future will be dependent upon the receipt of dividends or other payments from our operating subsidiaries. The payment of dividends by our subsidiaries, other than in stock, is restricted by our credit facilities. Our ability to pay dividends, other than in stock, is also subject to limitations under the terms of various credit facilities.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict the effect that future sales of Common Stock will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Approximately 3,856,825 of the shares of Common Stock currently issued and outstanding are "restricted securities" as that term is defined under Rule 144 under the Securities Act of 1933 and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. All of these restricted securities are currently eligible for resale pursuant to Rule 144, subject to the volume and manner of sale limitations prescribed by Rule 144.

YEAR 2000

        We have conducted an evaluation of the actions necessary in order to ensure that our business critical computer systems will be able to function without disruption with respect to the application of dating systems in the Year 2000. As a result of these evaluations, we are engaged in the process of upgrading, replacing and testing certain of our information and other computer systems so as to be able to operate without disruption due to Year 2000 issues. Remedial actions are scheduled to be completed during the second quarter of 1999 and, based upon information currently available, we do not anticipate that the costs of our remedial actions will be material to our results of operation or financial condition. However, there can be no assurance that the remedial actions being implemented will be able to be completed by the time necessary to avoid dating systems problems or that the cost of doing so will not be material. If we are unable to complete our remedial actions in the planned time frame, contingency plans will be developed to address those business critical systems which may not be Year 2000 compliant. In addition, disruptions with respect to the computer systems of vendors or customers, which systems are outside our control, could impair our ability to obtain necessary materials or products or to sell to or service our customers. Disruptions of our computer systems, or the computer systems of our vendors or customers, as well as the cost of avoiding such disruption, could have a material adverse effect upon our financial condition and results of operations.

POSSIBLE VOLATILITY OF TRADING PRICE

        The trading price of the Common Stock could be subject to significant fluctuations in response to, among other factors, variations in operating results, developments in the automotive industry, general economic conditions, fluctuations in interest rates and changes in securities analysts' recommendations regarding our securities. Such volatility may adversely affect the market price of the Common Stock.


                                 USE OF PROCEEDS

        The proceeds from the sale of the shares are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares from the selling shareholders. However, we may receive proceeds from the exercise of certain Warrants to purchase up to 330,000 of the shares of Common Stock offered hereby. We intend to use any proceeds received from the exercise of Warrants for our general working capital needs.


                              SELLING SHAREHOLDERS

        This Prospectus relates to the offering of 2,111,580 shares of Common Stock by the persons named in the following tables. Certain of the selling shareholders are holders of $20.76 million in principal amount of 6% convertible debentures issued by the Company in a private offering ("Debentures"). The holders of Debentures have the right to exchange their Debentures for an aggregate of 1,450,466 shares of Common Stock at a price of $14.3125 per share (subject to adjustment in certain events). Other selling shareholders are holders of representatives' warrants issued in connection with the Company's November 1997 initial public offering ("Warrants"). These Warrant holders have the right to purchase an aggregate of up to 330,000 shares of Common Stock at a price of $10.80 per share (subject to adjustment in certain events). The remainder of the selling shareholders obtained the right to registration of an aggregate of 331,114 shares of Common Stock by agreement either in connection with our November 1997 acquisition of Noble Metal Processing, Inc. (formerly known as Utilase, Inc.), our July 1998 acquisition of Tiercon Industries, Inc. (formerly Tiercon Holdings, Inc.), or our October 1998 acquisition of Tiercon Coaters, Inc. (formerly Centrifugal Coaters, Inc.

        The following tables set forth certain information, as of November 25, 1998, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of Common Stock by the selling shareholders. Our registration of these shares of Common Stock does not necessarily mean that the selling shareholders will sell all or any of such shares. Except as otherwise indicated in the footnotes to the tables below, prior to the date of this Prospectus, none of the selling shareholders had ever held any position or office or had any material relationship with the Company or any of its subsidiaries and the selling shareholders possess sole voting and investment power with respect to the shares shown.

                              DEBENTURE HOLDERS(1)
                              --------------------


                                        MAXIMUM NUMBER OF          PERCENT
                NAME                   SHARES TO BE SOLD(2)      OF CLASS(3)
                ----                   --------------------      -----------
       Credit Foncier de Monaco               27,947                  *
       Vereins und Westbank                  139,737                1.6
       Bank Sal Oppenheim Zurich in           34,934                  *
           favor of Ellis AG
       Infidar Investment Advisory Ltd.       34,934                  *
       Leonardo L.P.                          41,921                  *
       Ramius Fund, Ltd.                      20,960                  *
       Raphel, L.P.                            6,986                  *
       Daiwa Europe, Ltd.                    209,606                2.4
       Courcoux Bouvet                        10,480                  *
       Bank Insinger de Beaufort N.V.         13,275                  *
       Clariden Bank                          57,292                  *
       Banque Privee Edmond de                13,973                  *
           Rothschild SA Luxenbourg
           in favor of Trust Invest
       Weghsteen & Driege N.V., S.A.          27,947                  *
       Marint Limited                         69,868                  *
       Pictet & Cie for the account           17,467                  *
           of Van Dalen & Associates
       Deutsche Bank de Bary -                69,868                  *
           Custody, Amsterdam
       Vereinsbank, Int. Luxembourg           34,934                  *
       Leopold Joseph & Sons                   9,082                  *
           (Guernsey) Ltd.
       Generale Bank, Curacao N.V.            32,838                  *
           in Favor of Oyens & Van
           Eaghen, Rotterdam
       Robert Flemings & Co. Limited         209,606                2.4
       Gacita Limited                        349,344                4.1
       Carousel Trading                       17,467                  *

--------------------

(1) No shares of Common Stock are currently held by the Debenture holders. Shares of Common Stock will be issued only upon conversion of the debentures.

(2) Shares numbers have been calculated based upon the principal amount of the Debentures and the initial conversion price of $14.3125 per share.

(3)    Assumes the conversion of all of the Debentures.

*      Indicates less then 1%.

                      REPRESENTATIVES' WARRANTS HOLDERS(4)
                      ------------------------------------


                NAME                    MAXIMUM NUMBER OF          PERCENT
                ----                    SHARES TO BE SOLD        OF CLASS(5)
                                        -----------------        -----------
       BlueStone Capital Partners, LP        181,500                 2.4
       Rodman & Renshaw, Inc.                 89,100                 1.2
       Julia S. Heckman                       41,400                   *
       Andrew C. Swartz                        2,000                   *
       John J. Borer, III                     10,000                   *
       Michael Sellinger                       1,000                   *
       Karl Schmidt                            5,000                   *

--------------------

(4) No shares of Common Stock are currently held by the Warrant holders. Shares will be issued only upon the exercise of Warrants at an exercise price of $10.80 per share.

(5)    Assumes exercise of all of the Warrants.

*      Indicates less than 1%.


                              OTHER RIGHTS HOLDERS
                              --------------------

                                            SHARES BENEFICIALLY
                                               OWNED AS OF             MAXIMUM
                    NAME                     NOVEMBER 25, 1998        NUMBER OF
                    ----                 -------------------------      SHARES      PERCENT
                                         NUMBER   PERCENT OF CLASS    TO BE SOLD   OF CLASS
                                         ------   ----------------    ----------   --------
       James Bronce Henderson, III(6)    133,686        1.8%            133,686       1.9
       Jeffrey A. Moss (7)                    --         --              58,490         *
       Wrayter Investments Inc.(8)(9)         --         --              80,000       1.1
       Robert Blake, Jr.(9)                   --         --              58,938         *

--------------------

(6)    Mr. Henderson is the Chairman of our Board of Directors.

(7) Mr. Moss will receive an aggregate of 58,490 shares, payable at the rate of 11,698 shares per annum commencing November 24, 1999, as consideration for a covenant not to compete with the Company delivered in connection with the acquisition of Noble Metal Processing, Inc.

(8) Wrayter Investments Inc. is controlled by Fraser Wray, the President of our Tiercon Industries, Inc. subsidiary.

(9) These shareholders currently hold shares of exchangeable Preferred Stock of Noble Canada, Inc. delivered in connection with the acquisitions of Tiercon Industries, Inc. and Tiercon Coaters, Inc.

                              PLAN OF DISTRIBUTION

        Shares of Common Stock covered hereby may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby: (i) on the American Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the American Stock Exchange, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

        The selling shareholders and any underwriter, dealer or agent who participates in the distribution of such shares may be deemed to be "underwriters" under the Securities Act of 1933, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission. The Company has agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act of 1933. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.


                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon by Oppenheimer Wolff & Donnelly LLP, counsel to the Company


                                     EXPERTS

        The Company's consolidated financial statements incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Grant Thornton LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) and upon the authority of such firm as experts in auditing and accounting.

                                     PART II
                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS

ITEM 14.  ITEMIZED STATEMENT OF EXPENSES.

        The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of Common Stock of the registrant covered by this Registration Statement.

         SEC Registration Fee                    $ 4,990
         Legal Fees and Expenses                 $15,000
         Accounting Fees and Expenses            $ 1,500
         Printing Fees and Expenses              $ 1,500
         AMEX Listing Fees                       $17,500
         Miscellaneous                           $ 1,000
                                                 -------

             Total                               $41,490
                                                 -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        MICHIGAN STATUTES

        Sections 561 to 571 of the Michigan Business Corporation Act set forth the conditions and limitations governing the indemnification of officers, directors and other persons as follows:

        Section 561. Indemnification for Expenses, Judgments, Fines and Settlements; Plea of Nolo Contendere, Effect. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal. administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Section 562. Indemnification for Expense Incurred for Defense or Settlement of Litigation; Negligence or Misconduct; Extent of Indemnification. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.

        Section 563. Success in Defense of Litigation. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in Section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this subsection.

        Section 564a. Determining Permissibility of Indemnification and Reasonableness of Expenses. (1) An indemnification under section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

               (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

               (b) If a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

               (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

                      (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

                      (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the board.

               (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

               (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

        (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

        (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, or amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines or amounts paid in settlement for which the person is entitled to be indemnified.

        Section 564b. Advancement of Reasonable Expenses Prior to Final Disposition; Conditions. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

               (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections 561 and 562.

               (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

               (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

        (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

        (3) Determinations and evaluations under this section shall be made in the manner specified in section 564a.

        Section 564c. Application to Court for Indemnification. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

        Section 565. Nonexclusivity of Statute; Rights of Other Persons; Continuation of Rights. (1) The indemnification or advancement of expenses provided under sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

        (2) The indemnification provided for in sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

        Section 567. Insurance Against Liability. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565.

        Section 569. Corporation; Construction of References to. For purposes of sections 561 to 567, "corporation" include all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of such constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

        Section 571.  Definitions.  For the purposes of sections 561 to 567:

        (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

        (b) "Other enterprises" shall include employee benefit plans.

        (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

        (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders as referred to in sections 561 and 562.

        Articles of Incorporation

        Article VIII of the Company's Articles of Incorporation limits the liability for breaches of fiduciary duty by directors to the fullest extent provided by law as follows:

        A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) resulting from a violation of Section 551(1) of the Michigan Business Corporation Act; or (d) for any transaction from which the director derived any improper personal benefit. In the event the Michigan Business Corporation Act is amended to authorize corporate action further eliminating or limited to the fullest extent permitted by the amended Michigan Business Corporation Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.

        Bylaws

        Article VII of the Company's Bylaws provides for indemnification of the Company's directors, officers and agents to advance expenses for defense of litigation and to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Company would have power to indemnify such director or officer against any liability under the provisions of such Articles or Michigan law and authorize the Board to extend such indemnity to others as follows:

        7.1 Third Party Proceeding. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding. If the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and the person submits a written claim for indemnification as hereinafter provided, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful, and the person submits a written claim for indemnification as hereinafter provided. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, or, with respect to a criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of its Board of Directors, or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        7.2 Derivative Shareholder Liability. The Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and the person submits a written claim of indemnification as hereinafter provided. However, indemnification shall not be made for a particular action, issue, or matter in which the person has been found liable to the Corporation unless and only to the extent that the court in which the action or suit was brought (or another court of competent jurisdiction) has determined upon application that, despite the adjudication of liability but in view of all the relevant circumstances, the person is fairly and reasonably entitled to indemnification for the reasonable expenses he or she incurred. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of its Board of Directors, or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        7.3 Determination of Indemnification. Any indemnification under Section
7.1 or 7.2 of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in
Section 7.1 or 7.2 of this Article and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall occur within 30 days after a written claim for indemnification has been received by the Corporation, and shall be made in any of the following ways:

        (1) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding;

        (2) If the quorum described in subparagraph (1) is not obtainable, then by a majority of a committee duly designated by the board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding;

        (3) By independent legal counsel in a written opinion, which counsel shall be selected in one of the following ways:

               (A) By the board or its committee in the manner prescribed in subparagraphs (1) and (2),

               (B) If a quorum of the board cannot be obtained under subparagraph (1) and a committee cannot be designated under subparagraph (2), by the board;

        (4) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding; and

        (5) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

        In the designation of a committee under subparagraph (2) or in the selection of independent legal counsel under subparagraph (3)(B), all directors may participate.

        If a person is entitled to indemnification under Sections 7.1 or 7.2 of this Article for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the Corporation shall indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

        7.4 Payment of Defense Expenses in Advance. The Corporation shall pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

        (1) The person furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Sections 7.1 and 7.2.

        (2) The person furnishes the Corporation a written undertaking, executed personally or on his or her behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

        (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this section or the Michigan Business Corporation Act.

        The undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured. Determination of payments under Section 7.4 shall be made in the manner described in Section 7.3(1)-(5).

        7.5 Right of Officer or Director to Bring Suit. If a claim for indemnification under this Section is not paid in full by the Corporation within forty-five (45) days after a written claim has been received by the Corporation, the officer or director who submitted the claim (hereinafter the "indemnitee") may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover advances, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right under this Section (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) it shall be a defense that, and in any action brought by the Corporation to recover advances the Corporation shall be entitled to recover such advances if, the indemnitee has not met the applicable standard of conduct set forth in Section 7.1 or
Section 7.2. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 7.1 or 7.2, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to an action brought by the indemnitee or create a presumption that the indemnitee has not met the applicable standard of conduct. In any action brought by the indemnitee to enforce a right hereunder or by the Corporation to recover payments by the Corporation of advances, the burden of proof shall be on the Corporation.

        7.6 Other Indemnification. The indemnification or advancement of expenses provided under Sections 7.1 through 7.5 is not exclusive to other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Corporation's Articles of Incorporation, bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for in Sections 7.1 through 7.5 continues as to a person who ceases to be a director, officer, partner, or trustee and shall inure to the benefit of the heirs, executors, and administrations of the person.

        7.7 Liability Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have power to indemnify him or her against liability under the Michigan Business Corporation Act or this section.

        7.8 Definitions. For purposes of this section, "the Corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise whether for profit or not shall stand in the same position under the provisions of this paragraph with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

        7.9 Employee Benefit Plans. For purposes of this section, "other enterprises" shall include employee benefit plans; "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, the director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the Corporation or its shareholders" as referred to in Sections 7.1 and 7.2.

        7.10 Severability. The invalidity or unenforceability of any provision of this Article VII shall not effect the validity or enforceability of the remaining provisions of this Article VII.

ITEM 16.  EXHIBITS.

4.1 Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-27149)).

4.2 Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 333-27149)).

4.3       Specimen Common Stock Certificate (incorporated by reference to
          Exhibit 5 to the Registrant's Registration Statement on Form 8-A (File No. 001-13581)).

4.4 Registration Rights Agreement, dated July 23, 1998, executed and delivered by the Registrant in favor of the Holders of Debentures and Registrable Securities (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated August 10, 1998).

4.5 Representatives' Warrant Agreement, including form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-27149)).

4.6 Registration Rights Agreement dated April 7, 1997 among the Registrant, Utilase, Inc., James Bronce Henderson, III and Jeffrey A. Moss (incorporated by reference to Exhibit 10.49 to the Registrant's Registration Statement on Form S-1 (File No. 333-27149)).

4.7 Registration Rights Agreement dated July 24, 1998 among the Registrant, Noble Canada Holdings, Limited, Noble Canada, Inc. and Wrayter Investments Inc. (incorporated by reference to Exhibit 2.5 to the Registrant's Current Report on Form 8-K dated August 10, 1998).

4.8 First Amendment to Registration Rights Agreement dated October 1, 1998 among the Registrant, Wrayter Investments Inc. and Robert Blake, Jr. (incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K dated October 16, 1998).

5.1       Opinion and Consent of Oppenheimer Wolff & Donnelly LLP.

24.1      Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).

24.2      Consent of Grant Thornton LLP.

25.1      Power of Attorney (included on Page II-11 of this Registration
          Statement).

ITEM 17.  UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement relating to the securities offered herein, and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan on November 25, 1998.

                                         NOBLE INTERNATIONAL, LTD.


                                         By:  /s/  ROBERT J. SKANDALARIS
                                              ----------------------------------
                                              Robert J. Skandalaris
                                              Chief Executive Officer

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Skandalaris and Michael C. Azar and each or any one of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting onto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                          TITLE                      DATE
      ---------                          -----                      ----
/s/ ROBERT J. SKANDALARIS           Chief Executive Officer      November 25, 1998
-------------------------------     (Principal Executive
ROBERT J. SKANDALARIS               Officer) and Director


/s/ LLOYD P. JONES, III             President, Chief Operating   November 25, 1998
-------------------------------     Officer and Director
LLOYD P. JONES, III


/s/ DANIEL W. SAMPSON               Chief Financial Officer      November 25, 1998
-------------------------------     (Principal Accounting
DANIEL W. SAMPSON                   Officer)


-------------------------------     Chairman of the Board of     November __, 1998
JAMES BRONCE HENDERSON, III         Directors


/s/ DANIEL J. McENROE               Director                     November 25, 1998
-------------------------------
DANIEL J. McENROE


-------------------------------     Director                     November __, 1998
TIMOTHY F. HEALY


/s/ ANTHONY R. TERSIGNI             Director                     November 25, 1998
-------------------------------
ANTHONY R. TERSIGNI


/s/ MICHAEL R. HOTTINGER            Director                     November 25, 1998
-------------------------------
MICHAEL R. HOTTINGER


                                INDEX TO EXHIBITS


                                                                                      Page or
Exhibit                                                                               Location
-------                                                                               --------
4.1       Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement
          on Form S-1 (File No. 333-27149)).

4.2 Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1
          (File No. 333-27149)).

4.3       Specimen Common Stock Certificate (incorporated by reference to
          Exhibit 5 to the Registrant's Registration Statement on Form 8-A (File
          No. 001-13581)).

4.4 Registration Rights Agreement, dated July 23, 1998, executed and delivered by the Registrant in favor of the Holders of Debentures and Registrable Securities (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated August 10, 1998).

4.5       Representatives' Warrant Agreement, including form of Warrant
          (incorporated by reference to Exhibit 4.1 to the Registrant's
          Registration Statement on Form S-1 (File No. 333-27149)).

4.6       Registration Rights Agreement dated April 7, 1997 among the
          Registrant, Utilase, Inc., James Bronce Henderson, III and Jeffrey A.
          Moss (incorporated by reference to Exhibit 10.49 to the Registrant's
          Registration Statement on Form S-1 (File No. 333-27149)).

4.7       Registration Rights Agreement dated July 24, 1998 among the
          Registrant, Noble Canada Holdings, Limited, Noble Canada, Inc. and
          Wrayter Investments Inc. (incorporated by reference to Exhibit 2.5 to the Registrant's Current Report on Form 8-K dated August 10, 1998).

4.8 First Amendment to Registration Rights Agreement dated October 1, 1998 among the Registrant, Wrayter Investments Inc. and Robert Blake, Jr.
          (incorporated by reference to Exhibit 2.3 to the Registrant's Current
          Report on Form 8-K dated October 16, 1998).

5.1       Opinion and Consent of Oppenheimer Wolff & Donnelly LLP.

24.1      Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).

24.2      Consent of Grant Thornton LLP.

25.1      Power of Attorney (included on Page II-11 of this Registration
          Statement).